Industry Canada Industrie Canada

Certificate of Continuance

Canada Business Corporations Act

Certificat de prorogation

Loi canadienne sur les sociétés par actions

YAMANA RESOURCES INC.

Name of corporation-Dénomination de la société

311185-7

Corporation number-Numéro de la société

I hereby certify that the above-named corporation was continued under section 187 of the *Canada Business Corporations Act*, as set out in the attached articles of continuance.

Je certifie que la société susmentionnée a été prorogée en vertu de l'article 187 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses de prorogation ci-jointes.

Director - Directeur

February 7, 1995/le 7 février 1995

Date of Continuance - Date de la prorogation

Canada

IC 3411 (10-94) (cca 2140)

Consumer and Corporate Affairs Canada — Consommation et Affaires commerciales Canada

Canada Business Corporations Act — Loi régissant les sociétés par actions de régime fédéral

FORM 11 ARTICLES OF CONTINUANCE (SECTION 187)

FORMULE 11 CLAUSES DE PROROGATION (ARTICLE 187)

1 — Name of corporation — Dénomination de la société

YAMANA RESOURCES INC.

2 — The place in Canada where the registered office is to be situated — Lieu au Canada où doit être situé le siège social

6200-40 King Street West
Toronto, Ontario
M5H 3Z7

3 — The classes and any maximum of shares that the corporation is authorized to issue — Catégories et tout nombre maximal d'actions que la société est autorisée à émettre

The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of First Preference Shares, issuable in series. The rights, restrictions and conditions attaching to the common shares and the First Preference Shares are set out in the attached Schedule A.

4 — Restrictions, if any, on share transfers — Restrictions sur le transfert des actions, s'il y a lieu

None

5 — Number (or minimum and maximum number) of directors — Nombre (ou nombre minimal et maximal) d'administrateurs

Minimum three (3) -- maximum ten (10)

6 — Restrictions, if any, on business the corporation may carry on — Limites imposées à l'activité commerciale de la société, s'il y a lieu

None

7 — (1) If change of name effected, previous name — (1) S'il y a changement de dénomination, dénomination antérieure

NA

(2) Details of incorporation — (2) Détails de la constitution

March 1, 1990

8 — Other provisions, if any — Autres dispositions, s'il y a lieu

NA

Date	Signature	Title — Titre
February 7 1995	[signature]	Victor H. Bradley, President

FOR DEPARTMENTAL USE ONLY — À L'USAGE DU MINISTÈRE SEULEMENT

Corporation No. — N° de la société: 311185-7

Filed — Déposée: FEB FEV - 7 1995

7530-21-936-1391 (01-93) 46

SCHEDULE "A"

Part 1 - Interpretation

In this Schedule

(a) "Act" means the Canada Business Corporations Act, or its successor, as amended, replaced or re-enacted from time to time; and

(b) "final distribution" means the distribution of assets of the Corporation on any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

This Schedule, as from time to time amended, shall be read without regard to paragraph headings, which are included for ease of reference only, and with all changes in gender and number permitted by the context.

Part 2 - Common Shares

The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

2.1 Dividends and Distributions: Subject to the rights of the holders of any other class or series of shares of the Corporation, the holders of the Common Shares are entitled to receive equally, share for share: (i) all dividends declared by the directors, (ii) all property of the Corporation that is ever distributed to any of its shareholders (including without limitation on any final distribution) and (iii) any remaining property of the Corporation on dissolution.

2.2 Votes: The holders of the Common Shares are entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, and are entitled to one vote for each Common Share held on all votes taken at such meetings.

Part 3 - First Preference Shares

The rights, privileges, restrictions and conditions attaching to the First Preference Shares as a class are as follows:

3.1 Directors' Rights to Issue in One or More Series: The First Preference Shares may at any time and from time to time be issued in one or more series. Before any shares of a particular series are issued the directors of the Corporation shall fix the number of shares which will form such series and shall, subject to the limitations set out herein, by resolution determine the designation, rights, privileges, restrictions and conditions to be attached to the First Preference Shares of such series, including, but without limiting the generality of the foregoing:

(a) the rate, amount or method of calculation of dividends (if any) payable thereon;

(b) if applicable, the time or times and place or places of payment of dividends;

(c) if applicable, the consideration for and the terms and conditions of any purchase for cancellation, retraction or redemption thereof;

(d) conversion, exchange or reclassification rights attached thereto (if any);

(e) voting rights attached thereto (if any);

(f) if applicable, the terms and conditions of any share purchase plan or sinking fund and the restrictions respecting payment of dividends on or the repayment of capital in respect of any shares ranking junior to the First Preference Shares; and

(g) any other terms not inconsistent with these provisions;

the whole subject to the filing with the Director (as defined in the Act) of articles of amendment in prescribed form designating such series of First Preference Shares including the designation, rights, privileges, restrictions and conditions attaching thereto as determined by the directors and the issuance of a certificate of amendment with respect thereof.

3.2 Ranking of First Preference Shares: Each series of First Preference Shares shall with respect to the payment of dividends and the distribution of assets in the event of a liquidation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, rank on a parity with each other series of First Preference Shares, and shall be entitled to a preference over the Common Shares and over any other shares ranking junior to the First Preference Shares, and the First Preference Shares of any series may also be given such other preferences not inconsistent with sections 3.1 to 3.7 hereof over the Common Shares and over any other shares ranking junior to the First Preference Shares as may be determined by resolution of the directors of the Corporation. If any amount of cumulative dividends, whether or not declared, or any amount of declared non-cumulative dividends in respect of any First Preference Shares is not paid in full, the First Preference Shares of all series shall participate rateably in respect of such dividends in accordance with the sums which would be payable on such shares if all such dividends were declared and paid in full; and if any amount payable on a return of capital in the event of the liquidation, dissolution or winding up to the Corporation in respect of any First Preference Shares is not paid in full, the First Preference Shares of all series shall participate rateably in respect of any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the First Preference Shares with respect to return of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

3.3 Voting Rights: Except as hereinafter referred to or as required by law or in accordance with any voting rights which may from time to time be attached to any series of First Preference Shares the holders of First Preference Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation; provided that the holders of First Preference Shares as a class shall be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, lease, or exchange of all or substantially all the property of the Corporation other than in the ordinary course of business of the Corporation.

3.4 Amendment with Approval of Holders of First Preference Shares: The rights, privileges, restrictions and conditions attaching to the First Preference Shares as a class may be added to, removed or changed but only with the approval of holders of First Preference Shares given in accordance with the requirements of the Act and the minimum requirements provided for in section 3.5 hereof.

3.5 Approval of Holders of First Preference Shares: Subject to section 3.7 hereof, the approval of the holders of First Preference Shares as a class to any matters referred to in these provisions may be given as specified below:

(a) Approval and Quorum: Any approval required to be given by the holders of First Preference Shares shall be deemed to have been sufficiently given if it shall have been given by a resolution signed by all of the holders of the then outstanding First Preference Shares or by a resolution passed by the affirmative vote of not less than two-thirds of the votes cast by holders of First Preference Shares who voted in respect of that resolution at a meeting of the holders of First

Preference Shares called and held for such purpose in accordance with the by-laws of the Corporation at which holders of not less than five percent of the then outstanding First Preference Shares are present in person or represented by proxy; provided that, if at any such meeting a quorum is not present within one-half hour after the time appointed for such meeting, the meeting shall be adjourned such date being not less than five days later and to such time and place as the chairman of the meeting may determine and, subject to the provisions of the Act, it shall not be necessary to give notice of such adjourned meeting. At such adjourned meeting the holders of First Preference Shares present in person or represented by proxy shall constitute a quorum and may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast by holders of First Preference Shares at such meeting shall constitute the approval of the holders of First Preference Shares.

(b) Votes: On every poll taken at any meeting in respect of which only the holders of First Preference Shares of more than one series are entitled to vote, each holder of First Preference Shares shall be entitled to one vote in respect of the greater of (i) each $1.00 of stated capital added to the appropriate stated capital account of the Corporation in respect of the issue of each such share and (ii) each $1.00 of the liquidation preference or redemption preference (excluding any amount payable in respect of declared but unpaid or accrued but unpaid dividends) attached to each such share (and if the liquidation preference and redemption preference are not the same at the applicable time, then the greater of the two).

Subject to the foregoing, the formalities to be observed with respect to proxies, the giving or waiving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed in the Act and the by-laws of the Corporation with respect to meetings of shareholders.

3.6 Shares Issued in Series with Identical Rights: Where First Preference Shares are issued in more than one series with identical rights, privileges, restrictions, conditions and designations attached thereto, all such series of First Preference Shares shall rank pari passu and participate equally and proportionately without discrimination or preference as if all such series of First Preference Shares had been issued simultaneously and all such series of First Preference Shares may be designated as one series.

3.7 Limitation: Subject to the provisions of the Act, the holders of First Preference Shares or any series thereof shall not, unless the rights, privileges, restrictions and conditions attached to the First Preference Shares as a class or to any particular series thereof provide to the contrary, be entitled to vote separately as a class or series on, or to dissent in respect of, any proposal to amend the articles of the Corporation to:

(a) increase or decrease any maximum number of authorized First Preference Shares or any series thereof, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the First Preference Shares or any series thereof;

(b) effect an exchange, reclassification or cancellation of all or part of the First Preference Shares or any series thereof; or

(c) create a new class or series of shares equal or superior to the First Preference Shares or any series thereof.

Industry Canada Industrie Canada

Certificate of Amendment

Canada Business Corporations Act

Certificat de modification

Loi canadienne sur les sociétés par actions

YAMANA RESOURCES INC.

Name of corporation-Dénomination de la société

311185-7

Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended

(a) under section 13 of the *Canada Business Corporations Act* in accordance with the attached notice; ☐

(b) under section 27 of the *Canada Business Corporations Act* as set out in the attached articles of amendment designating a series of shares; ☐

(c) under section 179 of the *Canada Business Corporations Act* as set out in the attached articles of amendment; ☒

(d) under section 191 of the *Canada Business Corporations Act* as set out in the attached articles of reorganization. ☐

Je certifie que les statuts de la société susmentionnée ont été modifiés :

a) en vertu de l'article 13 de la *Loi canadienne sur les sociétés par actions*, conformément à l'avis ci-joint;

b) en vertu de l'article 27 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes désignant une série d'actions;

c) en vertu de l'article 179 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes;

d) en vertu de l'article 191 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses de réorganisation ci-jointes.

Director - Directeur

August 16, 1995/le 16 août 1995

Date of Amendment - Date de modification

Canada

Consumer and Corporate Affairs Canada — Consommation et Affaires commerciales Canada

Canada Business Corporations Act — Loi régissant les sociétés par actions de régime fédéral

FORM 4
ARTICLES OF AMENDMENT
(SECTION 27 OR 177)

FORMULE 4
CLAUSES MODIFICATRICES
(ARTICLES 27 OU 177)

1 — Name of corporation — Dénomination de la société	2 — Corporation No. — N° de la société
YAMANA RESOURCES INC.	311185-7

3 — The articles of the above-named corporation are amended as follows: Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante :

Article 7 of the articles of the Corporation is amended by adding the following:

> The directors of the Corporation are hereby authorized to determine the number of directors of the Corporation within the minimum and maximum number of directors authorized in the articles of the Corporation and to authorize the directors to appoint one or more directors, who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third the number of directors elected at the previous annual meeting of shareholders.

Date	Signature	Title — Titre
August 15, 1995	[signature]	President and CEO

7530-21-936-1387 (01-93) 46

FOR DEPARTMENTAL USE ONLY - À L'USAGE DU MINISTÈRE SEULEMENT
Filed - Déposée AUG 16 1995

Industry Canada | Industrie Canada

Certificate of Amendment

Certificat de modification

Canada Business Corporations Act

Loi canadienne sur les sociétés par actions

YAMANA RESOURCES INC.	**311185-7**
Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:		Je certifie que les statuts de la société susmentionnée ont été modifiés:
a) under section 13 of the *Canada Business Corporations Act* in accordance with the attached notice;	☐	a) en vertu de l'article 13 de la *Loi canadienne sur les sociétés par actions*, conformément à l'avis ci-joint;
b) under section 27 of the *Canada Business Corporations Act* as set out in the attached articles of amendment designating a series of shares;	☐	b) en vertu de l'article 27 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes désignant une série d'actions;
c) under section 179 of the *Canada Business Corporations Act* as set out in the attached articles of amendment;	☑	c) en vertu de l'article 179 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes;
d) under section 191 of the *Canada Business Corporations Act* as set out in the attached articles of reorganization;	☐	d) en vertu de l'article 191 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses de réorganisation ci-jointes;

[signature]	**February 8, 2001 / le 8 février 2001**
Director - Directeur	Date of Amendment - Date de modification

Canada

Industry Canada — Industrie Canada

Canada Business Corporations Act — Loi canadienne sur les sociétés par actions

FORM 4 ARTICLES OF AMENDMENT (SECTION 27 OR 177)

FORMULE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

1 - Name of corporation - Dénomination de la société	2 - Corporation No. - N° de la société
YAMANA RESOURCES INC.	311185-7

3 - The articles of the above-named corporation are amended as follows: — Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante :

Please see the attached Schedule.

Date	Signature	Title - Titre
February 7, 2001	[signature]	Victor H. Bradley

FOR DEPARTMENTAL USE ONLY - À L'USAGE DU MINISTÈRE SEULEMENT
Filed - Déposée FEB - 8 2001

Canada

DSG 01/2000

SCHEDULE

The articles of the Corporation are amended by adding the following provisions to Schedule "A" thereof:

Part 4 - First Preference Shares, Series 1

The first series of First Preference Shares shall be called First Preference Shares, Series 1, and the Corporation may issue a maximum of 8,000,000 First Preference Shares, Series 1.

The First Preference Shares, Series 1 shall have the following rights, privileges, restrictions and conditions:

4.1 Interpretation.

(1) For the purposes of Part 4 of these share provisions:

"Act" means the *Canada Business Corporations Act*, as amended.

"Available Cash Flow" means, for any period, the cash flow of the Corporation and its subsidiaries for such period derived from the operation of their mining properties during such period after (i) deduction of all amounts paid in such period in connection with the operation of their mining properties, and (ii) deduction of all principal, interest, fees and expenses paid in such period in respect of debt incurred by the Corporation and/or its subsidiaries in connection with the exploration, development or operation of their mining properties, as such cash flow is determined by the Corporation.

"Average Market Price of a Common Share" means, on any Dividend Declaration Date, the weighted average of the prices per Common Share at which the Common Shares traded on The Toronto Stock Exchange Inc. (or if the Common Shares are not then listed on The Toronto Stock Exchange Inc., on the stock exchange on which the Common Shares are then listed on which the greatest volume of Common Shares traded during the period of 20 consecutive trading days ending on the trading day immediately preceding such Dividend Declaration Date, or if the Common Shares are not then listed on any stock exchange, on the over-the-counter market on which the Common Shares are then traded as selected by the Directors for such purpose) for the period of 20 consecutive trading days ending on the trading day immediately preceding such Dividend Declaration Date.

"Business Day" means any day on which commercial banks are open for business in Toronto, Ontario and New York, New York, other than a Saturday or a Sunday.

"Canadian Dollar Equivalent" means, in respect of any amount in U.S. Dollars on any date, the product obtained by multiplying such amount by the noon spot exchange rate for U.S. Dollars expressed in Canadian Dollars on such date as reported by the Bank of Canada or, in the event such spot exchange rate is not available, the spot exchange rate for U.S. Dollars expressed in Canadian Dollars on such date as may be deemed by the Directors to be appropriate for such purpose.

"Canadian Dollars" and **"Cdn $"** means the lawful currency of Canada.

"Common Share Reorganization" means (i) a subdivision, redivision or other change (other than by way of a stock dividend) of the outstanding Common Shares into a greater number of Common Shares, or (ii) a reduction, combination, consolidation or other change of the outstanding Common Shares into a lesser number of Common Shares.

"Common Shares" means the common shares in the capital of the Corporation.

"Corporation" means Yamana Resources Inc., a corporation existing under the laws of Canada.

"Directors" means the board of directors of the Corporation.

"Dividend Declaration Date" means, in respect of a dividend on the First Preference Shares, Series 1, the date the Directors declared such dividend.

"Excess Available Cash Flow" has the meaning given to such term in Section 4.4(2).

"**financial quarter**" means the first, second, third or fourth quarter of a fiscal year of the Corporation.

"**Liquidity Event**" means the sale of all or substantially all of the assets of the Corporation.

"Redemption Amount" has the meaning given to such term in Section 4.4(1).

"Series 1 Conversion Rate" means one Common Share for each First Preference Share, Series 1 to be converted, subject to adjustment pursuant to Section 4.5.

"subsidiary" has the meaning given to such term in the Act.

"**U.S. Dollars**" and "**U.S. $**" means the lawful currency of the United States of America.

4.2 Non-Voting.

(1) The holders of the First Preference Shares, Series 1 shall not, as such, be entitled to receive notice of or to attend meetings of the shareholders of the Corporation nor shall they have any voting rights for the election of directors or for any other purpose (except where the holders of a specified class are entitled to vote separately as a class as provided in the Act). The holders of the First Preference Shares, Series 1 shall not be entitled to vote separately as a class or series or to dissent upon a proposal to amend the articles of the Corporation to:

(a) increase or decrease the maximum number of authorized First Preference Shares, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the First Preference Shares;

(b) effect an exchange, reclassification or cancellation of the First Preference Shares; or

(c) create a new class of shares equal or superior to the First Preference Shares.

(2) The Canadian Dollar Equivalent of the amount of stated capital, liquidation preference and redemption preference of each First Preference Share, Series 1 as of the record date for a meeting of shareholders at which holders of First Preference Shares of more than one series are entitled to vote shall be used in determining the voting rights attached to each First Preference Share, Series 1 pursuant to Section 3.5(b) of Schedule "A" to the articles of the Corporation.

4.3 Dividends.

(1) The holders of the First Preference Shares, Series 1, in priority to the holders of the Common Shares and any other shares ranking junior to the First Preference Shares, Series 1, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Directors out of Available Cash Flow, fixed, preferential, cumulative, cash dividends at the rate of U.S. $0.0375 per share per annum payable on dates to be fixed from time to time by the Directors; such dividends shall accrue and be cumulative from the respective dates of issue of the First Preference Shares, Series 1. The holders of the First Preference Shares, Series 1 shall not be entitled to any dividends other than or in excess of the fixed, preferential, cumulative, cash dividends provided for in this Section 4.3(1).

(2) Within 45 days of the end of each financial quarter, the Corporation shall determine if there is Available Cash Flow for such financial quarter. If the Corporation determines that there is Available Cash Flow for such financial quarter the Directors shall, within 10 Business Days of such determination, declare the dividend which has accrued (and has not been declared) on each outstanding First Preference Share, Series 1 to the end of such financial quarter; provided that if the Available Cash Flow as determined by the Corporation for such financial quarter is not sufficient to pay the aggregate amount of such dividends, the Directors shall only declare a dividend per First Preference Share, Series 1 in an amount such that the aggregate amount of such dividends payable in respect of the outstanding First Preference Shares, Series 1 does not exceed the Available Cash Flow as determined by the Corporation for such financial quarter. If the Directors shall not have declared the full amount of the dividend accrued on each outstanding First Preference Share, Series 1 for any financial quarter, the undeclared part of such dividend shall be declared on a subsequent date or dates as determined by the Directors in accordance with this Section 4.3.

(3) Except with the consent in writing of the holders of all outstanding First Preference Shares, Series 1, no dividends shall at any time be declared or paid on or set apart for payment on the Common Shares or on any other shares ranking junior to the First Preference Shares, Series 1, unless and until all unpaid cumulative dividends accrued on the outstanding First Preference Shares, Series 1 shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment of dividends on the Common Shares or on any such other shares.

(4) Subject to the provisions of this Section 4.3(4) and Section 4.3(5), a registered holder of First Preference Shares, Series 1 may irrevocably elect to receive fully paid Common Shares in lieu of a cash dividend declared and payable to such holder in respect of his or her First Preference Shares, Series 1 by providing irrevocable notice in writing of such election to the Corporation at its principal office in Spokane, Washington at least 5 Business Days prior to the day such dividend is payable. Such notice shall specify the amount of such dividend such holder elects to have paid in Common Shares and the address to which such holder wishes share certificates for such Common Shares to be mailed. Such holder shall be entitled to receive the number of Common Shares (rounded down to the nearest whole number) equal to the Canadian Dollar Equivalent of the amount of such dividend so specified to be paid in Common Shares determined as of the Dividend Declaration Date in respect of such dividend (less all amounts which the Corporation is required to deduct and withhold with respect to such dividend under any provision of provincial, federal territorial, state, local or foreign tax law) divided by the

Average Market Price of a Common Share as of such Dividend Declaration Date. Such holder shall be entitled to receive in cash the amount of such dividend not paid in Common Shares or not so deducted and withheld. The amount of such dividend so deducted and withheld shall be treated for all purposes hereof as having been paid to such holder provided such amount is remitted to the appropriate taxing authority. Such Common Shares shall be deemed to be issued on the day such dividend is payable and the Corporation shall promptly thereafter mail share certificates for such Common Shares, registered in the name of such holder, by ordinary prepaid post to the address specified in such notice. All Common Shares issued in payment of cash dividends pursuant to this Section 4.3(5) shall be fully paid and non-assessable.

(5) A holder of First Preference Shares, Series 1 shall not have the right to make an election pursuant to Section 4.3(4) unless, at the time of providing notice in writing of such election to the Corporation, such holder provides the Corporation with a certificate, in form and substance satisfactory to the Corporation, certifying that after giving effect to such election and the issuance of the Common Shares pursuant thereto, such holder will be the beneficial holder of less than 10% of the outstanding Common Shares.

4.4 Redemption.

(1) Subject to the Act and provided that all dividends in respect of the outstanding First Preference Shares, Series 1 for all financial quarters ending prior to the current financial quarter have been declared and paid or set apart for payment, the Corporation may redeem the whole or any part of the outstanding First Preference Shares, Series 1 on payment for each share to be redeemed of the sum of U.S. $0.125 per share, together with all unpaid cumulative dividends thereon, whether or not declared, which for such purpose shall be treated as accruing up to but excluding the date of such redemption (the amount of such payment per share, the **"Redemption Amount"**).

(2) If, pursuant to Section 4.3(2), the Corporation determines that there is Available Cash Flow for a financial quarter, and if the amount of Available Cash Flow as determined by the Corporation for such financial quarter exceeds the aggregate amount of dividends the Directors are required to declare in respect of such financial quarter pursuant to Section 4.3(2) (such excess, the **"Excess Available Cash Flow"**), the Corporation shall redeem a part of the outstanding First Preference Shares, Series 1 such that the aggregate Redemption Amount payable in respect of all such shares to be redeemed is approximately equal to 33% of the Excess Available Cash Flow

(taking into account that fractions of First Preference Shares, Series 1 will not be redeemed).

(3) Unless the holders of the First Preference Shares, Series 1 to be redeemed have waived notice of redemption, the Corporation shall give not less than 30 days' notice in writing of the redemption of the First Preference Shares, Series 1 by mailing to each person who, at the date of such mailing, is a registered holder of shares to be redeemed, a notice of the intention of the Corporation to redeem the First Preference Shares, Series 1. Such notice shall be mailed by ordinary prepaid post addressed to the last address of such holder as it appears on the records of the Corporation or, in the event of the address of any such holder not appearing on the records of the Corporation, then to the last known address of such holder; provided, however, that accidental failure or omission to give any such notice to one or more of such holders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and, if part only of the shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed. On or after the date so specified for redemption the Corporation shall pay or cause to be paid to or to the order of the registered holders of the First Preference Shares, Series 1 to be redeemed, the aggregate Redemption Amount thereof on presentation and surrender of the certificates for the shares so called for redemption at such place or places as may be specified in such notice, and the certificates for such shares shall thereupon be cancelled, and the shares represented thereby shall thereupon be redeemed.

(4) In case a part only of the outstanding First Preference Shares, Series 1 is at any time to be redeemed, the shares so to be redeemed shall be selected by lot in such manner as the Directors in their sole discretion shall determine or, if the Directors so determine, shall be redeemed pro-rata, disregarding fractions, according to the number of First Preference Shares, Series 1 held by each holder. If a part only of the First Preference Shares, Series 1 represented by any certificate shall be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.

(5) From and after the date specified for redemption in any such notice, the holders of the First Preference Shares, Series 1 called for redemption shall cease to be entitled to dividends and shall not be entitled to exercise any rights in respect thereof, except to receive the Redemption Amount per share, unless payment of the Redemption Amount per share shall not be made by the Corporation in accordance with the foregoing provisions, in which case the rights of the holders of such shares shall remain unimpaired.

(6) The Corporation shall have the right at any time after the mailing of any such notice of intention to redeem any First Preference Shares, Series 1, to deposit the aggregate Redemption Amount for the First Preference Shares, Series 1 so called for redemption or of such of the First Preference Shares, Series 1 represented by certificates which have not at the date of deposit been surrendered by the holders thereof in connection with such redemption, in a special account with any chartered bank or trust company in Canada named in such notice of redemption, such Redemption Amount to be paid without interest to or to the order of the respective holders of such shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such shares. Upon such deposit being made, the First Preference Shares, Series 1 in respect whereof such deposit shall have been made shall be deemed redeemed and the rights of the holders thereof, after such deposit, shall be limited to receiving, without interest, their proportionate part of the aggregate Redemption Amount so deposited against presentation and surrender of such certificates held by them respectively. Any interest allowed on any such deposit shall belong to the Corporation.

4.5 Conversion Rights.

(1) Subject to the provisions of this Section 4.5, a holder of First Preference Shares, Series 1 shall be entitled at his option, at any time and from time to time to have all or any of the First Preference Shares, Series 1 registered in the name of such holder on the securities register of the Corporation converted into Common Shares at the Series 1 Conversion Rate in effect on the date of conversion for each First Preference Share, Series 1 so converted. On conversion of First Preference Shares, Series 1 pursuant to this Section 4.5, the holder thereof shall cease to be entitled to dividends on such First Preference Shares, Series 1, provided, however, that such holder shall remain entitled to receive (when declared and paid) unpaid cumulative dividends on such First Preference Shares, Series 1 that have accrued prior to the effective date of such conversion.

(2) The conversion right provided for herein may be exercised by notice in writing given to the Corporation at its principal office in Spokane, Washington accompanied by the certificate or certificates representing the First Preference Shares, Series 1 in respect of which the holder thereof desires to exercise such right of conversion and such notice shall be executed by the person registered on the securities register of the Corporation as the holder of the First Preference Shares, Series 1 in respect of which such right is being exercised or by his duly authorized attorney and shall specify the number of such shares which the holder desires to have converted into Common Shares and the address to which the holder wishes share certificates to be mailed.

The conversion shall be deemed to take effect upon the date which such certificate or certificates shall be surrendered to the Corporation at its principal office in Spokane, Washington accompanied by such notice in writing unless such date is not a Business Day, in which event such conversion shall take effect on the next Business Day. If a part only of the First Preference Shares, Series 1 represented by any certificate is converted, a new certificate for the balance of such holder's First Preference Shares, Series 1 shall be issued by the Corporation. Promptly after the effective date of conversion, the Corporation shall mail share certificates representing the Common Shares and any such First Preference Shares, Series 1, registered in the name of such holder, by ordinary prepaid post to the address specified in such notice. All Common Shares resulting from any conversion provided for herein shall be fully paid and non-assessable.

(3) The Series 1 Conversion Rate shall be adjusted effective immediately after the record date on which the holders of Common Shares are determined for purposes of a Common Share Reorganization by multiplying the Series 1 Conversion Rate in effect on such record date by the quotient obtained by dividing:

(a) the number of Common Shares outstanding after the completion of such Common Share Reorganization (but before giving effect to the issuance of any Common Shares issued after such record date otherwise than as part of such Common Share Reorganization); by

(b) the number of Common Shares outstanding on such record date before giving effect to the Common Share Reorganization.

(4) If at any time there is a consolidation, merger or amalgamation of the Corporation with or into any other corporation, any holder of First Preference Shares, Series 1 who has not exercised his or her right of conversion prior to the effective date of such consolidation, merger or amalgamation, shall be entitled to receive and shall accept, upon the exercise of such conversion right at any time on or after the effective date of such consolidation, merger or amalgamation, in lieu of the number of Common Shares to which he or she was theretofore entitled upon conversion, the aggregate number of shares or other securities or property of the Corporation or of the corporation resulting from such consolidation, merger or amalgamation, as the case may be, that such holder would have been entitled to receive as a result of such consolidation, merger or amalgamation if, on the effective date thereof, he or she had been the registered holder of the number of Common Shares to which he or she was theretofore entitled upon conversion.

4.6 Participation upon Liquidation, Dissolution or Winding-Up.

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs or upon the occurrence of a Liquidity Event, the holders of the First Preference Shares, Series 1 shall be entitled to receive an amount equal to U.S. $0.125 in respect of each First Preference Share, Series 1 held, together with all unpaid cumulative dividends, whether or not declared, which shall have accrued thereon and which, for such purposes, shall be treated as accruing up to but excluding the date of such liquidation, dissolution, winding-up, distribution of assets or Liquidity Event, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or shares of any other class ranking junior to the First Preference Shares, Series 1. Except as provided in this Section 4.6, holders of First Preference Shares, Series 1 shall not be entitled to any further participation in the assets of the Corporation.

4.7 Purchase for Cancellation

The Corporation may, at any time and from time to time, purchase for cancellation the whole or any part of the First Preference Shares, Series 1 at the lowest price at which, in the opinion of the Directors, such shares are obtainable but not exceeding the sum of U.S. $0.125 per share plus all unpaid cumulative dividends, whether or not declared, which shall have accrued thereon and which, for such purpose, shall be treated as accruing up to the date of such purchase.

4.8 Withholding Rights

Notwithstanding anything herein inconsistent with this Section 4.8, the Corporation shall be entitled to deduct and withhold from any dividend or other amount payable to any holder of First Preference Shares, Series 1 such amounts as the Corporation is required to deduct and withhold with respect to such payment under any provision of provincial, federal, territorial, state, local or foreign tax law. Any amounts so deducted and withheld shall be treated for all purposes hereof as having been paid to the holder of the First Preference Shares, Series 1 in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted and withheld from any payment to a holder exceeds the cash portion of the amount otherwise payable to the holder, the Corporation is hereby authorized to sell or otherwise dispose of such portion of the amount otherwise payable as is necessary to provide sufficient funds to the Corporation to enable it to comply with such deduction and withholding requirement and the Corporation shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

Industry Canada | Industrie Canada

Certificate of Amendment | **Certificat de modification**

Canada Business Corporations Act | **Loi canadienne sur les sociétés par actions**

YAMANA GOLD INC.

Name of corporation-Dénomination de la société

311185-7

Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:

Je certifie que les statuts de la société susmentionnée ont été modifiés:

a) under section 13 of the *Canada Business Corporations Act* in accordance with the attached notice;	☐	a) en vertu de l'article 13 de la *Loi canadienne sur les sociétés par actions*, conformément à l'avis ci-joint;
b) under section 27 of the *Canada Business Corporations Act* as set out in the attached articles of amendment designating a series of shares;	☐	b) en vertu de l'article 27 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes désignant une série d'actions;
c) under section 179 of the *Canada Business Corporations Act* as set out in the attached articles of amendment;	☑	c) en vertu de l'article 179 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes;
d) under section 191 of the *Canada Business Corporations Act* as set out in the attached articles of reorganization;	☐	d) en vertu de l'article 191 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses de réorganisation ci-jointes;

[signature]

Director - Directeur

July 30, 2003 / le 30 juillet 2003

Date of Amendment - Date de modification

Canada

Industry Canada — Industrie Canada
Canada Business Corporations Act — Loi canadienne sur les sociétés par actions

FORM 4 ARTICLES OF AMENDMENT (SECTION 27 OR 177)

FORMULE 4 CLAUSES MODIFICATRICES (ARTICLE 27 OU 177)

1 – Name of the corporation – Dénomination sociale de la société	2 – Corporation No. – N° de la société
YAMANA RESOURCES INC.	3111857

3 – The articles of the above-named corporation are amended as follows: — Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:

To change the name of the Corporation from YAMANA RESOURCES INC. to YAMANA GOLD INC. by deleting paragraph 1 of the Articles of Incorporation of the Corporation and inserting the following in place thereof:

1. "YAMANA GOLD INC."

such change of name to be effective upon the date of issuance of the Certificate of Amendment.

Date	Signature	7 – Capacity of – En qualité de
July 30, 2003	[signature]	PRESIDENT / CEO
For Departmental Use Only – À l'usage du ministère seulement. Filed – Déposée JUL 30 2003	Printed Name – Nom en lettres moulées: VICTOR H. BRADLEY	

IC 3069 (2001/11)

Canada